Putnam New York Tax Exempt Income Fund 030 Semiannual 5/31/11

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 		Class A 	$22,665
		Class B		    254
		Class C		    798

72DD2		Class M		     30
		Class Y		    140


73A1		Class A		 $0.178116
		Class B		  0.151941
		Class C	          0.146109

73A2		Class M		  0.166667
		Class Y		  0.187146

74U1		Class A		  124,920
		Class B		    1,492
		Class C		    5,414

74U2		Class M		      170
		Class Y		      913

74V1		Class A			$8.34
		Class B			 8.32
		Class C			 8.34

74V2		Class M			 8.35
		Class Y			 8.34



Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.